Exhibit 99.1

	Company Contact:	Anthony DiPippa
Executive Vice President and
Chief Financial Officer
Final:		Cache, Inc.
(212) 575-3206

	Investor Relations:	Allison Malkin/Rachel Schacter
ICR, Inc.
(203) 682-8225/(646) 277-1243

CACHE REPORTS FOURTH QUARTER AND FISCAL 2013 RESULTS

New York, New York — March 25, 2014 — Cache, Inc., (NASDAQ: CACH), the specialty chain of women’s apparel stores, reported results for the thirteen (“fourth quarter”) and fifty-two week (“fiscal 2013”) periods ended December 28, 2013.

Jay Margolis, Chairman and Chief Executive Officer, commented: “Fiscal 2013 was a pivotal year for Cache, during which we set a course to position the Company to take advantage of a significant white space opportunity in apparel retail. During the year, we added key talent across all facets of our business from design to merchandising to marketing and e-commerce. At year end, we successfully transitioned our merchandise assortment to capitalize on our opportunity in event dressing; we re-positioned our e-commerce business to enhance and build our brand; and we refreshed select stores.  All of these actions position us to achieve our goal to become the premiere apparel destination for all events in a woman’s life.  Our priorities in fiscal 2014 are focused on delivering powerful assortments; continuing to refresh our stores; building brand awareness by showcasing our improved fashion in our stores; as well as through high impact marketing and online activities.  I believe we are well positioned to capitalize on the opportunities that lie ahead for the brand and I am confident in our ability to return the Company to profitability and sustained long-term growth.”

Key Business Milestones in Fiscal 2013:

Jay Margolis assumed the role of Chief Executive Officer (“CEO”) and Chairman of the Board of Directors in February 2013. Mr. Margolis is a highly accomplished executive with over 30 years of retail, merchandising and product development experience in the specialty retail industry.

In 2013, Mr. Margolis has focused on re-establishing Cache as a premier brand and destination for stylish and fashion conscious women and improving operational efficiencies. The following are some highlights from Mr. Margolis’ first year:

•                  Recruited an experienced leadership team including a new Chief Merchandising Officer, Chief Financial Officer, Chief Marketing Officer, Senior Vice President of Manufacturing and Distribution, Senior Vice President of Design, and Senior Vice President and General Counsel.

•                  Revamped Cache’s merchandise strategy and implemented a new inventory management strategy.

•                  Refocused the Company’s promotional strategies, with less reliance on mark-downs.

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•                  Improved its liquidity position by entering into a new, larger credit facility which provides the Company with additional financial flexibility to implement its business strategy.

•                  Made the decision to consolidate the Company’s distribution and logistics operation by moving from three different third party distribution centers to one. Two of the third party distribution centers have been combined and the third distribution center will be integrated during 2014.

•                  Repositioned the online business towards a more brand centric web platform, reflecting a full product offering, with an emphasis on new collections and full price selling.

For the 13-week period ended December 28, 2013:

•                  Net sales were $55.8 million, compared to $60.8 million in the fourth quarter of fiscal 2012 and comparable store sales decreased 5.9%.

•                  Gross profit was $20.3 million, or 36.4% of net sales and increased 240 basis points from $20.7 million, or 34.0% of net sales, in the fourth quarter of fiscal 2012.

•                  Operating loss totaled $4.7 million, inclusive of $1.0 million in non-cash asset impairment charges and $106,000 in employee separation charges. This compares to an operating loss of $5.0 million in the fourth quarter of 2012, inclusive of $1.1 million in non-cash asset impairment charges and $61,000 in employee separation charges.

•                  Net loss totaled $4.8 million, or $0.23 per diluted share, as compared to net loss of $5.5 million, or $0.43 per diluted share, in the fourth quarter of 2012.

•                  Adjusted net loss, totaled $3.6 million, or $0.17 per diluted share, as compared to adjusted net loss of $2.3 million, or $0.18 per diluted share, in the fourth quarter of fiscal 2012. (See   reconciliation of net loss to adjusted net loss.)

For the 52-week period ended December 28, 2013:

•                  Net sales were $216.7 million, compared to $224.2 million in fiscal 2012 and comparable store sales decreased slightly by 0.6%.

•                  Gross profit was $73.4 million, or 33.9% of net sales, compared to $83.9 million, or 37.4% of net sales in fiscal 2012.

•                  Operating loss totaled $24.1 million, inclusive of $1.0 million in non-cash asset impairment charges and $3.2 in employee separation charges.  This compares to operating loss of $13.4 million in 2012, which included $1.1 million in non-cash asset impairment charges and $564,000 in employee separation charges.

•                  Net loss was $34.4 million, or $1.87 per diluted share, as compared to net loss of $12.1 million in 2012, or $0.94 per diluted share.

•                  Adjusted net loss was $20.0 million, or $1.09 per diluted share, compared to fiscal 2012 adjusted net loss of $7.2 million, or $0.56 per diluted share. (See reconciliation of net loss to adjusted net loss.)

Fourth Quarter and Full Year Operating Results

Gross profit for the fourth quarter of fiscal 2013 was $20.3 million, or 36.4% of net sales, compared to $20.7 million, or 34.0% of net sales, in the fourth quarter of fiscal 2012. For fiscal 2013, gross profit was $73.4 million, or 33.9% of net sales, compared to $83.9 million, or 37.4%, in fiscal 2012. Gross profit dollars decreased slightly due to the decline in net sales in the fourth quarter of fiscal 2013 while the Company’s gross profit percentage increased 240 basis points due to the decrease in markdowns driven by a significant decline in promotional activity as compared to last year.

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In total, operating expenses for the fourth quarter of fiscal 2013 were $25.0 million, or 44.8% of net sales, as compared to $25.7 million, or 42.2% of net sales, in the fourth quarter of fiscal 2012. For fiscal 2013, total operating expenses were $97.5 million, or 45.0% of net sales, compared to $97.3 million, or 43.4% of net sales, in fiscal 2012. The decrease in operating expenses for the fourth quarter was primarily driven by a decrease in advertising expense of $692,000.

At December 28, 2013, cash and equivalents totaled $4.5 million, as compared to cash and investments of $18.4 million at December 29, 2012. Total finished goods inventory at cost increased 1.6% on a units basis and 15.7% on a dollar basis at year end.  Total inventory at cost increased 11.4% to $23.7 million at year-end from $21.2 million in the prior-year period. The increase in inventory was largely due to the earlier receipt of new spring merchandise.

Store Information

During fiscal 2013, the Company opened two stores and closed 12 stores, to end the year with 250 locations and approximately 500,000 square feet of operations.  The Company currently plans to open at least two new stores in fiscal 2014. The Company closed seven stores in January 2014.

Conference Call Information

The Company will conduct a conference call to discuss its fourth quarter and fiscal 2013 results today, March 25, 2014 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.cache.com. A replay of this call will be available until April 1, 2014 and can be accessed by dialing (877) 870-5176 and entering PIN number 410026.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. The Company currently operates 243 stores, primarily situated in central locations in high traffic, upscale malls in 41 states, the Virgin Islands and Puerto Rico.

Forward-Looking Statements and Other Information

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, our ability to successfully implement our business strategy and to integrate new members of management, industry trends, merchandise and fashion trends, competition, seasonality, changes in general economic conditions and consumer spending patterns, factors specific to our Company and merchandise, such as demand for our merchandise and markdowns Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission (the “SEC”), including the section of our Annual Report on Form 10-K to be  filed with the SEC on March 25, 2014 titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

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CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 28,	December 29,
	2013	2012
ASSETS

Current assets:
Cash and equivalents	$4,513,000	$12,360,000
Marketable securities	—	3,013,000
Certificate of deposits - restricted	—	3,000,000
Receivables, net	2,806,000	2,200,000
Income tax receivable	—	184,000
Inventories, net	23,673,000	21,246,000
Prepaid expenses and other current assets	1,272,000	2,224,000
Total current assets	32,264,000	44,227,000

Equipment and leasehold improvements, net	18,221,000	20,177,000
Intangible assets, net	102,000	102,000
Other assets	1,384,000	10,119,000

Total assets	$51,971,000	$74,625,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$10,856,000	$12,397,000
Accrued compensation	4,317,000	2,615,000
Accrued liabilities	11,197,000	11,795,000
Total current liabilities	26,370,000	26,807,000

Other liabilities	8,818,000	8,777,000

Commitments and contingencies

STOCKHOLDERS’ EQUITY

Common stock	252,000	171,000
Additional paid-in capital	60,830,000	48,735,000
Retained earnings (accumulated deficit)	(4,504,000)	29,930,000
Treasury stock, at cost	(39,795,000)	(39,795,000)
Total stockholders’ equity	16,783,000	39,041,000

Total liabilities and stockholders’ equity	$51,971,000	$74,625,000

CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	52 Weeks Ended	52 Weeks Ended
	December 28,	December 29,
	2013	2012

Net sales	$216,700,000	$224,210,000

Cost of sales, including buying and occupancy	143,301,000	140,299,000

Gross profit	73,399,000	83,911,000

Expenses
Store operating expenses	73,762,000	77,687,000
General and administrative expenses	19,497,000	17,978,000
Employee separation charges	3,198,000	564,000
Impairment	1,040,000	1,118,000
Total expenses	97,497,000	97,347,000

Operating loss	(24,098,000)	(13,436,000)

Other expense (income):
Amortization of deferred financing cost	91,000	—
Interest income	(23,000)	(73,000)
Total other expense (income), net	68,000	(73,000)

Loss before income taxes	(24,166,000)	(13,363,000)

Income tax provision (benefit)	10,268,000	(1,285,000)

Net loss	$(34,434,000)	$(12,078,000)

Basic loss per share	$(1.87)	$(0.94)

Diluted loss per share	$(1.87)	$(0.94)

Basic weighted average shares outstanding	18,365,000	12,887,000

Diluted weighted average shares outstanding	18,365,000	12,887,000

Number of stores open, at the end of the period	250	260

CACHE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks Ended	13 Weeks Ended
	December 28,	December 29,
	2013	2012

Net sales	$55,847,000	$60,793,000

Cost of sales, including buying and occupancy	35,531,000	40,123,000

Gross profit	20,316,000	20,670,000

Expenses
Store operating expenses	19,033,000	19,960,000
General and administrative expenses	4,845,000	4,512,000
Employee separation charges	106,000	61,000
Impairment	1,040,000	1,118,000
Total expenses	25,024,000	25,651,000

Operating loss	(4,708,000)	(4,981,000)

Other expense (income):
Amortization of deferred financing cost	54,000	—
Interest income	(1,000)	(11,000)
Total other expense (income), net	53,000	(11,000)

Loss before income taxes	(4,761,000)	(4,970,000)

Income tax provision	13,000	555,000

Net loss	$(4,774,000)	$(5,525,000)

Basic loss per share	$(0.23)	$(0.43)

Diluted loss per share	$(0.23)	$(0.43)

Basic weighted average shares outstanding	21,110,000	12,904,000

Diluted weighted average shares outstanding	21,110,000	12,904,000

Number of stores open, at end of period	250	260

Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with accounting principles generally accepted in the United States of America (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides adjusted net loss, adjusted net loss per share, historic loss and loss per diluted share, each adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results.  These measures should not be considered a substitute for, or superior to, GAAP results.

CACHE, INC. AND SUBSIDIARIES

Reconciliation of Net Loss to Adjusted Net Loss

(dollars in thousands, except per share data)

	52 Weeks	52 Weeks	13 Weeks	13 Weeks
	Ended	Ended	Ended	Ended
	December 28,	December 29,	December 28,	December 29,
	2013	2012	2013	2012
Net loss	$(34,434)	$(12,078)	$(4,774)	$(5,525)

Income tax valuation allowance(1)	10,201	3,791	—	2,491
Employee separation charges(2)	3,198	350	106	37
Impairment charges(3)	1,040	693	1,040	682
Adjusted net loss	$(19,995)	$(7,244)	$(3,628)	$(2,315)

Diluted loss per share	$(1.87)	$(0.94)	$(0.23)	$(0.43)

Income tax valuation allowance(1)	0.55	0.30	—	0.20
Employee separation charges(2)	0.17	0.03	0.01	0.00
Impairment charges(3)	0.06	0.05	0.05	0.05
Adjusted loss per share	$(1.09)	$(0.56)	$(0.17)	$(0.18)

(1)         Represents an increase in the tax valuation allowance against net deferred tax assets.

(2)         Represents employee separation charges in connection with the separation agreement with the Company’s former Chief Executive Officer and Chief Financial Officer, as well as severance for other corporate employees. Costs include severance and benefits along with related taxes.

(3)         Represents store impairment charges for store fixed assets.